Effective January 23, 2023
MILLIMAN FINANCIAL RISK MANAGEMENT LLC
CODE OF ETHICS

I.Standard of Business Conduct

Milliman Financial Risk Management LLC (the “Firm”) recognizes its fiduciary duty to its investment advisory clients and has adopted this Code of Ethics (the “Code”) in order to outline certain prohibited conduct by investment advisory employees of the Firm, including under the federal laws, rules and regulations that govern the United States securities industry as cited herein. The Code contains provisions that are reasonably necessary to prevent such employees from engaging in prohibited conduct.

In addition to these specific prohibitions and reporting requirements, it is expected that each Firm employee will abide by Milliman, Inc.’s Code:

    Milliman Code
1.Be honest in both your business and personal life.
2.Perform only those assignments for which you are, or can become, qualified.
3.Provide independent advice and avoid conflicts of interest.
4.Make every reasonable attempt to provide correct, complete and useful information, and to communicate it so that it can be understood and used appropriately.
5.Make every reasonable attempt to be familiar with and follow any law, administrative ruling, or continuing education requirement applicable to your assignment as well as the standards of practice, the guidelines and rules of your professional organization, such as the American Academy of Actuaries.
6.Keep confidential anything so required by your client relationship, subject to any overriding requirements of the law.
7.Strive to be cost effective in serving your client.
8.Document all assignments in a manner that would allow another professional to follow your work.
9.Conduct your business and personal affairs so that neither the Firm nor any individual in the Firm unknowingly assumes an unusual risk.
10.Act to uphold the Firm's reputation and strive for good relationships with other professionals.
11.Understand and follow the Firm’s policies and procedures.

Effective January 23, 2023
II.Definitions
Access Person: a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Any Firm employee with approved professional standing or signature authority for the firm will be assumed to be an access person unless exempted by the Chief Compliance Officer.
Supervised Person: any employee of the Firm.
Covered Security: a security as defined in section 2(a)(36) of the Investment Company Act of 1940, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and/or shares issued by open-end Funds.
Firm-Advised Funds: shares of an open-end Fund that is advised by the Firm, either as the primary adviser or as a sub-adviser.
Fund: an investment company registered under the Investment Company Act of 1940.
Initial Public Offering (“IPO”): an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
Limited Offering: an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.
III.Adoption and Approval

This Code is effective as of February 1, 2005, as most recently revised/effective January 23, 2023.

The Code is approved by the Chief Compliance Officer and adopted by the Investment Oversight Committee of the Firm. Material revisions to this Code will be approved by the Chief Compliance Officer and adopted by the Investment Committee of the Firm. Upon material revision, a copy will be sent to all Supervised Persons.

IV.Administration of the Code
The Firm will use reasonable diligence to prevent violations of this Code.
Reporting: No less frequently than annually, the Firm will provide a report to all Fund clients. Such report shall include a description of any issues that arise under this Code; including any material violations and sanctions imposed. Additionally, the report will include a certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Effective January 23, 2023
Training: the Firm will provide this Code to all new Firm employees upon hire and will promptly provide material revisions of this Code to all employees. The Firm will provide additional training to employees as it deems necessary. Any questions relating to the Code should be directed to the Chief Compliance Officer.
Annual Certification: No less frequently than annually, each Supervised Person will certify in writing or electronically that they have received, read and understand the Code.
It is the Firm’s expectation that personal trading will be kept to a minimum during work hours.
V.Unlawful Actions

a.It shall be prohibited for any employee of the Firm to:

•Employ any device, scheme or artifice to defraud any client.

•Make any untrue statement of material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made not misleading.

•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client.

•Engage in any manipulative practice with respect to a client.

b.Insider Trading: All officers, directors, and employees of the Firm are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Milliman, Inc.’s Policy on Insider Trading and/or Section 204A of the Investment Advisers Act of 1940. Any questions regarding the Policy on Insider Trading should be directed to the Chief Compliance Officer.

VI.Reporting by Access Persons

a.Notification of Reporting Requirement: The Firm will identify and maintain a list of all employees who are or become Access Persons. The Firm will notify all Access Persons of their obligations under this Code.

b.Application: These reporting requirements apply to all Access Persons and cover any account or holding over which the Access Person has any direct or indirect beneficial ownership. These requirements also apply to the Access Person’s immediate family member, such as a child, stepchild, spouse, and domestic partner.

c.Initial Holdings Report: No later than 10 days after the person becomes an Access Person each Access Person shall submit a report containing the following information which shall be current within 45 days:

Effective January 23, 2023
i.The date of the report.
ii.The title, cusip or ticker symbol, number of shares and principal amount of each Covered Security or any of the securities listed in Exhibit A or Firm-Advised Fund.
iii.The name of any broker, dealer or bank with whom the Access Person and/or immediate family member maintained an account in which any securities were held for the direct or indirect benefit of the Access Person and/or immediate family member as of the date the person become an Access Person.
d.Quarterly Transactions Report: With respect to any transaction during the quarter in a Covered Security or any of the securities listed in Exhibit A or Firm-Advised Fund in which the Access Person and/or immediate family member had any direct or indirect beneficial ownership the Access Person shall provide the following information no later than 30 days after the end of the calendar quarter:
i.The date of the report.
ii.The date of the transaction, the title, cusip or ticker symbol, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Covered Security or any of the securities listed in Exhibit A or Firm-Advised Fund involved.
iii.The nature of the transaction (i.e., purchase or sale)
iv.The price of the Covered Security or any of the securities listed in Exhibit A or Firm-Advised Fund at which the transaction was effected.
v.The name of the broker, dealer or bank through whom the transaction was effected.
e.Annual Holdings Report: Annually, each Access Person will provide a report with the following information which shall be current within 45 days:
i.The date of the report.
ii.The title, number of shares, cusip or ticker symbol, and principal amount of each Covered Security or any of the securities listed in Exhibit A or Firm-Advised Fund.
iii.The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person become an Access Person.

f.Reporting Exceptions: From time to time, the Chief Compliance Officer may make exceptions to these reporting requirements as allowable.
VII.Review of Required Reporting
The Chief Compliance Officer or his/her delegate will review all provided reports and take any action deemed necessary in a timely manner.
An Access Person has 180 days after hire to divest themselves of any economic interest in any company which is related to a limitation on investing. Divestiture plans which exceed 180 days must be approved by the Chief Compliance Officer.

Effective January 23, 2023
VIII.Limitations on Investing

a.Investments in Initial Public Offerings: Employees of the Firm may not directly or indirectly obtain beneficial ownership in an IPO without prior approval of the Chief Compliance Officer.

b.Investments in Limited Offerings: Employees of the Firm may not directly or indirectly obtain beneficial ownership in a Limited Offering without prior approval of the Chief Compliance Officer.

c.Investments listed on Exhibit A: Individual members of the groups listed in Exhibit B (which may be amended from time to time) may not purchase or sell any security listed in Exhibit A (which may be amended from time to time) without prior approval of the Chief Compliance Officer or his/her delegate:
i.The Chief Compliance Officer or his/her delegate may determine that, due to imminent client activity, the purchase or sale may not be executed at the requested time.
ii.Exceptions to obtaining prior approval may be granted on a case-by-case basis. The Chief Compliance Officer or his/her delegate will review written requests for exceptions and grant approval based on his/her judgement and discretion.

d.An Access Person is prohibited from investments in companies in the insurance industry or a Health Maintenance Organization. A company is considered to be part of the insurance or health care industry if its revenue exceeds 20% in one of those industries. This prohibition shall not apply if the Access Person’s spouse is employed by such company and the investment is made through an employer-sponsored investment program.

e.An Access Person is prohibited from investments in shares of Covered Securities of clients of the Access Person’s practice group.

IX.Violations of the Limitations of Investing

Upon discovery of an investment in any Covered Security or any of the securities that are listed in Exhibit A that is subject to a limitation on investing, the Chief Compliance Officer or his/her delegate will perform or cause to be performed an investigation. Any such investment may be deemed a material or immaterial violation of this Code.

Action may be taken at the conclusion of the investigation based on the determinations made. Such action may include censure, fines, prohibitions from trading, and/or reporting to the Board of Directors. Based on extreme situations, action may include termination of employment.

Effective January 23, 2023
X.Reporting of Violations

Access and Supervised Persons are required to report any violations of this Code promptly to the Chief Compliance Officer.

XI.Record Keeping
The Firm will maintain the following records at its principal place of business:
a.A copy of the Code that is currently in effect for the Firm and all revisions to the Code made within the last five (5) years.
b.A record of any violations of the Code and any action taken as a result of the violations will be maintained for five (5) years following the end of the fiscal year in which the violation occurred.
c.A copy of all holdings and transactions reports will be maintained for five (5) years following the end of the fiscal year in which the report was created.
d.A list of all Access Persons of the Firm within the last five (5) years.
e.Exhibit A.
f.Exhibit B.
g.A list of all approvals to purchase an IPO or a Limited Offering. Such list will be maintained for five (5) years following the end of the fiscal year in which approval was granted.
h.A list of all approvals to purchase securities listed in Exhibit A by individual members of the groups listed in Exhibit B. Such list will be maintained for five (5) years following the end of the fiscal year in which approval was granted.

Exhibit A

(as of January 23, 2023):

Index Name

The following funds:

Fund Name	Ticker

Exhibit B

(as of January 23, 2023):

Portfolio Management Group

ETF Group

Capital Markets Group

Trading Technology Group